Exhibit 99.1

FIRST AMENDMENT TO

DIVIDEND REINVESTMENT PLAN

This First Amendment to Dividend Reinvestment Plan (the “Amendment”) is effective as of the 26th day of September, 2013 for the purpose of amending the Dividend Reinvestment Plan (the “Plan”) adopted by INREIT Real Estate Investment Trust, a North Dakota real estate investment trust (the “Trust”).

WHEREAS, Section 6 of the Plan regarding Automatic Cash Purchases shall be amended by adding the following paragraph:

“Participants may not, in any calendar year, purchase or receive via transfer more than $20,000 in Common Shares derived from the rights granted to Participants under this paragraph.”

NOW THERFORE, Section 6 of the Trust’s Plan is amended and restated as follows:

6. Automatic Optional Cash Purchases. Participants may, in addition to automatic dividend reinvestments, make automatic optional cash purchases of Common Shares not to exceed $5,000 per fiscal quarter and, with the Trust’s prior approval, automatic optional cash purchases in excess of $5,000 per fiscal quarter. Such automatic optional cash purchases can be payable by automatic deductions from a Participant’s bank account or in another manner acceptable to the Trust. A Participant may not elect automatic optional cash purchases unless the Participant also elects automatic dividend reinvestment.

Participants may not, in any calendar year, purchase or receive via transfer more than $20,000 in Common Shares derived from the rights granted to Participants under this paragraph.

As adopted by the Board of Trustees

September 26, 2013